UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2014

Bluerock Residential Growth REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36369	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 9th Floor New York, NY 10019
(Address of principal executive offices)

(212) 843-1601
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On May 15, 2014, we, through our operating partnership, Bluerock Residential Holdings, L.P., a Delaware limited partnership, or our Operating Partnership, entered into a membership interest purchase agreement, or the Lansbrook MIPA, with SOIF II and SOIF III pursuant to which SOIF II and SOIF III agreed to sell, and we agreed to acquire through BRG Lansbrook, LLC, a Delaware limited liability company and a wholly owned subsidiary of our Operating Partnership, SOIF II’s right, title and interest in and to a 32.67% limited liability company interest, or the SOIF II Lansbrook Interest, in BR Lansbrook JV Member, LLC, a Delaware limited liability company, or Lansbrook JV Member, and SOIF III’s right, title and interest in and to a 52.67% limited liability company interest, or the SOIF III Lansbrook Interest, in Lansbrook JV Member, which is the owner and holder of a 90% limited liability company interest in BR Carroll Lansbrook JV, LLC, a Delaware limited liability company, which currently owns 573 condominium units being operated as an apartment community, within a 774 unit condominium property known as Lansbrook Village located in Palm Harbor, Florida, or the Lansbrook Property. The SOIF II Lansbrook Interest and the SOIF III Lansbrook Interest are collectively referred to as the Lansbrook Interests. SOIF II and SOIF III will continue to own a 7.33% and 7.33%, respectively, limited liability interest in Lansbrook JV Member.

As consideration for the SOIF II Lansbrook Interest, we will pay approximately $5.4 million in cash to SOIF II, and as consideration for the SOIF III Lansbrook Interest, we will pay approximately $8.8 million in cash to SOIF III, or collectively, the Lansbrook Consideration, based on an anticipated closing date of May 23, 2014. The Lansbrook Consideration excludes closing costs, is subject to the actual date of closing and certain prorations and adjustments typical in a real estate transaction and is based on the amounts capitalized by SOIF II and SOIF III in the Lansbrook Property plus an 8% annualized return for the period they held their respective interests in the Lansbrook JV. SOIF II and SOIF III are affiliates of Bluerock Real Estate, LLC, the majority owner of our Manager. In March 2014, SOIF II funded $6.6 million to acquire its interest in Lansbrook JV Member and SOIF III funded $9.8 million to acquire its interest in Lansbrook JV Member. As further consideration for the SOIF II Lansbrook Interest and the SOIF III Lansbrook Interest, collectively the Lansbrook Interests, we are required through a joinder to the loan agreement to provide certain standard scope non-recourse carveout guarantees (and related hazardous materials indemnity agreements) related to approximately $42.0 million of indebtedness encumbering the Lansbrook Property, which guarantees are required by General Electric Capital Corporation, the lender to the Lansbrook Property, or Lansbrook Lender, and generally call for protection against losses by the Lansbrook Lender for so-called “bad acts,” such as misrepresentations, and may include full recourse liability for more significant events such as bankruptcy.

The Lansbrook MIPA contains terms, conditions, representations, warranties, covenants and indemnities that are customary and standard in the real estate industry. The consummation of the Lansbrook MIPA and the acquisition of the Lansbrook Interests pursuant thereto are subject to the completion of our due diligence. There is no assurance the consummation of the Lansbrook MIPA and the acquisition of the Lansbrook Interests will occur, as the consummation thereof is subject to various contingencies as set forth in the Lansbrook MIPA. Our board of directors, including all of our independent directors, has unanimously approved the acquisition of the Lansbrook Interests for the Lansbrook Consideration, and the Company’s audit committee unanimously approved the acquisitions under the Company’s Related Party Transactions Policy.

On or before the consummation of the Lansbrook MIPA, SOIF II and SOIF III are each required to execute and deliver a Pledge Agreement pursuant to which the indemnity obligations of SOIF II and SOIF III set forth in the Lansbrook MIPA will be secured by an escrow of the cash consideration in an amount equal to 10% of the Lansbrook Consideration payable to SOIF II and SOIF III.

ITEM 7.01	REGULATION FD DISCLOSURE.

On May 21, 2014, the Company issued the press release attached hereto as Exhibit 99.1 announcing that the Company entered into a membership interest purchase agreement for the purchase of the Lansbrook Interests on May 15, 2014, as disclosed in Item 1.01 above. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act. The information set forth in this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)          Exhibits.

Exhibit No.	Description

99.1	Press Release, dated May 21, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

DATE: May 21, 2014	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Accounting Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated May 21, 2014

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